UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 12, 2010 (November 11, 2010)
Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

380 Madison Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2010, Investment Technology Group, Inc. (the “Company”) (NYSE: ITG) issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference, announcing that Minder Cheng has been appointed to its Board of Directors as of November 11, 2010.  With the appointment of Mr. Cheng, the Company’s Board of Directors has eight members.

Until July 2010, Mr. Cheng served as Chief Investment Officer for Index Equity and Capital Markets globally at BlackRock, based in San Francisco.  Mr. Cheng joined BlackRock at the time of its 2009 merger with Barclays Global Investors (“BGI”), where he worked in a variety of capacities for the prior 10 years, including as CIO of BGI’s Equity and Capital Markets division worldwide, with responsibility for active equity, index equity, transition management, securities lending and cash products, as well as equity, foreign exchange and futures trading activities.  Prior to BGI, Mr. Cheng held research, strategy and proprietary trading roles at Convergence Asset Management in Connecticut, Sumitomo Finance International in London, Salomon Brothers in Tokyo, and the New York Stock Exchange in New York.  He holds a PhD, a MS and a MBA from the University of California at Berkeley and a BA from National Taiwan University.

Mr. Cheng is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

Mr. Cheng will participate in the Company’s Directors’ Equity Subplan and in the Company’s Directors’ Retainer Fee Subplan, each of which is described in the Company’s Definitive Proxy Statement filed on March 26, 2010.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press release issued by Investment Technology Group, Inc. on November 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: November 12, 2010	By:	/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel, and
Duly Authorized Signatory of Registrant

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by Investment Technology Group, Inc. on November 11, 2010.